As filed with the Securities and Exchange Commission on November 9, 1999

                                                    Registration No. 333-86971

================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              ------------------
                        Post-Effective Amendment No. 1
                                  on FORM S-8
                                      to
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             CINCINNATI BELL INC.
            (Exact name of registrant as specified in its charter)

                Ohio                                     31-1056105
        (State or other jurisdiction       (I.R.S. Employer Identification No.)
     of incorporation or organization)

                        201 East Fourth Street, 102-760
                                 P.O. Box 2301
                          Cincinnati, Ohio 45201-2301
                           Telephone: (513) 397-9900
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

         IXC Communications, Inc. Amended and Restated 1994 Stock Plan
                  IXC Communications, Inc. Special Stock Plan
                   IXC Communications, Inc. 1996 Stock Plan
          IXC Communications, Inc. 1997 Special Executive Stock Plan
                   IXC Communications, Inc. 1998 Stock Plan
                           (Full Title of the Plans)

                            THOMAS E. TAYLOR, ESQ.
                             Cincinnati Bell Inc.
                        201 East Fourth Street, 102-760
                                 P.O. Box 2301
                          Cincinnati, Ohio 45201-2301
                           Telephone: (513) 397-9900
 (Name, address and telephone number, including area code, of agent for service)


                        CALCULATION OF REGISTRATION FEE


              Title of                    Amount          Proposed maximum     Proposed maximum       Amount of
             securities                   to be          offering price per   aggregate offering  registration fee
          to be registered            registered (1)           share                price
Common Stock, par value $0.01 per   17,661,042 shares           (2)                  (2)                 (2)
share, and related Preferred Stock
Purchase Rights


(1) These shares were originally registered on the Registration Statement on Form S-4 to which this Amendment relates.

(2) Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of preliminary proxy materials of Cincinnati Bell Inc. and IXC Communications, Inc. on August 18, 1999 and the filing by Cincinnati Bell of the Registration Statement on Form S-4 on September 13, 1999, to register 103,152,121 shares of Cincinnati Bell Inc. Common Stock, par value $0.01 per share, issuable to stockholders of IXC Communications, Inc., including the 17,661,042 shares which may be issued pursuant to the Plans referred to above. See "Introductory Statement".

                            INTRODUCTORY STATEMENT

          Cincinnati Bell Inc. ("Cincinnati Bell") hereby amends its Registration Statement on Form S-4 (Registration No. 333-86971) (the "Form S-4") by filing this Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") relating to the sale of up to 17,661,042 shares of common stock, par value $.01 per share, of Cincinnati Bell ("Cincinnati Bell Common Stock") issuable under the IXC Communications, Inc. Amended and Restated 1994 Stock Plan, the IXC Communications, Inc. Special Stock Plan, the IXC Communications, Inc. 1996 Stock Plan, the IXC Communications, Inc. 1997 Special Executive Stock Plan and the IXC Communications, Inc. 1998 Stock Plan (collectively, the "Plans"). This Post-Effective Amendment also covers the associated preferred stock purchase rights issued pursuant to a Rights Agreement dated as of April 29, 1999, as amended, between Cincinnati Bell and The Fifth Third Bank, as rights agent.

          On November 9, 1999, Ivory Merger Inc., a Delaware corporation and wholly owned subsidiary of Cincinnati Bell ("Merger Sub"), was merged (the "Merger") with and into IXC Communications, Inc., a Delaware corporation ("IXC"). As a result of the Merger, IXC became a wholly owned subsidiary of Cincinnati Bell and each outstanding share (other than shares owned by IXC, Cincinnati Bell or Merger Sub) of common stock, par value $.01 per share, of IXC ("IXC Common Stock"), was converted into the right to receive
2.0976 shares of Cincinnati Bell Common Stock. In addition, each outstanding option issued pursuant to the Plans will no longer be exercisable for shares of IXC Common Stock, but instead, will constitute an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to the completion of the Merger, that number of shares of Cincinnati Bell Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of IXC Common Stock for which such option was theretofore exercisable and (y) 2.0976. The exercise price for each option shall be equal to the exercise price per share for such option immediately prior to the effective time of the Merger divided by 2.0976, rounded to the nearest hundredth of a cent.

          The designation of the Post-Effective Amendment as Registration No. 333-86971 denotes that the Post-Effective Amendment relates only to the shares of Cincinnati Bell Common Stock issuable upon the exercise of stock options under the Plans and that this is the first Post-Effective Amendment to the Form S-4 filed with respect to such shares.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference

          The following documents have been filed by Cincinnati Bell with the Securities and Exchange Commission (the "SEC") and are incorporated herein by reference (SEC File No. 1-8519):

          (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

          (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

          (3) Current Reports on Form 8-K filed on January 15, 1999, February 8, 1999, April 20, 1999, July 21, 1999, July 23, 1999, October
               13, 1999 and October 22, 1999.

          (4) The description of Cincinnati Bell Common Stock set forth in Cincinnati Bell's Registration Statement on Form S-3 filed with the SEC on October 8, 1996.

          All documents filed subsequent to the date hereof by Cincinnati Bell with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by Cincinnati Bell pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made hereby is in effect prior to the filing with the SEC of Cincinnati Bell's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

          Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities

          Not Applicable.

Item 5. Interests of Named Experts and Counsel

          The validity of the issuance of the Cincinnati Bell Common Stock being registered hereby has been passed upon for Cincinnati Bell by Thomas E. Taylor, Esq., General Counsel and Secretary of Cincinnati Bell. As of September 9, 1999, Mr. Taylor owned approximately 62,000 shares of Cincinnati Bell Common Stock (a substantial majority of which are subject to vesting restrictions) and options to purchase 108,750 shares of Cincinnati Bell Common Stock.

Item 6. Indemnification of Directors and Officers

          With certain exceptions to the following limitation, Ohio law provides that a director is liable in damages for any action he or she takes or fails to take only if it is proved by clear and convincing evidence in a court of competent jurisdiction that such action or failure to act was taken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation.

          Under Ohio law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or in the right of the corporation, because the person is or was a director or officer, against liability reasonably incurred by the director or officer in connection with the proceeding if either:

          o the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation or

          o with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe the director's or officer's conduct was unlawful.

          Under Ohio law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, by or in the right of the corporation to procure a judgment in its favor, because the person is or was a director or officer against liability reasonably incurred by the director or officer in connection with the proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, except that a corporation may not indemnify a director or officer if either:

          o the director or officer has been adjudged to be liable for negligence or misconduct in the performance of the director's or officer's duty to the corporation unless and only to the extent that the court in which the proceeding was brought determines that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper or

          o the only liability asserted against a director in a proceeding is for the director voting for or assenting to the following:

               o the payment of a dividend or distribution, the making of a distribution of assets to shareholders, or the purchase or redemption of the corporation's own shares in violation of Ohio law or the corporation's articles of incorporation

               o a distribution of assets to shareholders during the winding up of the affairs of the corporation, or dissolution or otherwise, without the payment of all known obligations of the corporation or without making adequate provision for their payment or

               o the making of a loan, other than in the usual course of business, to an officer, director or shareholder of the corporation other than in the case of at the time of the making of the loan, a majority of the disinterested directors of the corporation voted for the loan and, taking into account the terms and provisions of the loan and other relevant factors, determined that the making of the loan could reasonably be expected to benefit the corporation.

          Under Ohio law, to the extent that a director or officer has been successful on the merits or otherwise in defense of the proceeding, the director or officer must be indemnified against expenses actually and reasonably incurred by him or her in connection with that proceeding.

          Ohio law provides that any indemnification for a director or officer, unless ordered by a court, is subject to a determination that the director or officer has met the applicable standard of conduct. The determination will be made by either:

          o a majority vote of a quorum of the directors who are not parties to such proceeding

          o if there is not a quorum of such directors, or if a majority vote of such directors so directs, independent legal counsel in a written opinion

          o    by the shareholders or

          o by the court of common pleas or by the court in which the proceeding was brought.

          Ohio law provides that the corporation must pay expenses as they are incurred by the director or officer in defending the proceeding if the director or officer undertakes to:

          o repay the amount if it is determined that the director's or officer's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless regard for the best interests of the corporation and

          o reasonably cooperate with the corporation concerning the proceeding.

          Under Ohio law, a corporation may advance expenses before the final disposition of a proceeding if the director or officer undertakes to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification.

          Ohio law gives a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his or her capacity as a director or officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Ohio law.

          The Cincinnati Bell amended regulations provide that Cincinnati Bell will indemnify directors and officers to the fullest extent permitted by law.

Item 7.   Exemption from Registration Claimed

          Not Applicable.

Item 8.   Exhibits

          See Exhibit Index.

Item 9.   Undertakings

          (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

              (b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

              (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this registration statement.

          (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on the 9th day of November, 1999.


                                             CINCINNATI BELL INC.

                                             By: /s/ Thomas E. Taylor
                                                 __________________________
                                                 Name:  Thomas E. Taylor
                                                 Title: General Counsel and
                                                        Secretary

          Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the capacities indicated on the date indicated.


          Signature                    Title                        Date

            *                    President, Chief Executive    November 9, 1999
___________________________         Officer and Director
   Richard G. Ellenberger        (Chief Executive Officer)

            *
____________________________      Chief Financial Officer      November 9, 1999
   Kevin W. Mooney               (Principal Accounting and
                                     Financial Officer)
            *
____________________________        Director                   November 9, 1999
   Phillip R. Cox

            *
____________________________        Director                   November 9, 1999
   J. Taylor Crandall

            *
____________________________        Director                   November 9, 1999
   William A. Friedlander

            *
_____________________________       Director                   November 9, 1999
   Karen M. Hoguet

            *
______________________________      Director                   November 9, 1999
    Daniel J. Meyer

            *
______________________________      Director                   November 9, 1999
    James D. Kiggen

          Signature                    Title                        Date

             *
______________________________       Director                 November 9, 1999
     John T. LaMacchia

             *
______________________________
      Mary D. Nelson                 Director                 November 9, 1999

             *
______________________________       Director                 November 9, 1999
      David B. Sharrock

*By:   /s/ Thomas E. Taylor
      _____________________________
      Thomas E. Taylor
      General Counsel and Secretary

                                 EXHIBIT INDEX


Exhibit
Number                                   Description

4.1 Provisions of the Amended Articles of Incorporation of Cincinnati Bell effective November 9, 1989, which define the rights of security holders of Cincinnati Bell (incorporated by reference to Exhibit (3)(a) to Cincinnati Bell's Annual Report on Form 10-K for the quarterly period ended December 31, 1989, SEC File No. 1-8519).

4.2 Provisions of the Amended Regulations of Cincinnati Bell which define the rights of securityholders of Cincinnati Bell (incorporated by reference to Exhibit 3.2 to Cincinnati Bell's Registration Statement on Form S-3 filed February 26, 1985, SEC File No. 2-96054).

4.3 Rights Agreement dated as of April 29, 1997, as amended, between Cincinnati Bell and The Fifth Third Bank, as Rights Agent, including the form of rights certificate attached as Exhibit B thereto (incorporated by reference to exhibit 4.1 to Cincinnati Bell's Registration Statement on Form 8-A filed May 1, 1997, SEC File No. 1-8519,
                    Exhibit 1 to Amendment No. 1 to the Registration Statement on Form 8-A/A filed August 6, 1999, SEC File No. 1-8519).

5.1 Opinion of Thomas E. Taylor, Esq., General Counsel of the Registrant, as to the legality of the securities to being registered.

23.1                Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Thomas E. Taylor, Esq., General Counsel of Cincinnati Bell (included in Exhibit 5.1).

24.1*               Power of Attorney

______________________

*  Previously Filed

                                                                   Exhibit 5.1




                                                              November 9, 1999


Board of Directors of
Cincinnati Bell Inc.
201 East Fourth Street
Cincinnati, Ohio 45201-2301


Ladies and Gentlemen:

With reference to the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 which Cincinnati Bell Inc., an Ohio corporation ("Cincinnati Bell") will file on the date hereof with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, registering 17,661,042 common shares, par value $.01 per share (including an equal number of associated preferred stock purchase rights issued pursuant to a Rights Agreement dated as of April 29, 1999, as amended, between Cincinnati Bell and The Fifth Third Bank, as rights agent that initially trade with the common shares), of Cincinnati Bell (the "Cincinnati Bell Common Stock") issuable by Cincinnati Bell upon the exercise of stock options granted under the IXC Communications, Inc. Amended and Restated 1994 Stock Plan, the IXC Communications, Inc. Special Stock Plan, the IXC Communications, Inc. 1996 Stock Plan, the IXC Communications, Inc. 1997 Special Executive Stock Plan, and the IXC Communications, Inc. 1998 Stock Plan (collectively, the "Plans"), I am of the opinion that all proper corporate proceedings have been taken so that any Cincinnati Bell Common Stock to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plans and the resolutions of the Board of Directors of Cincinnati Bell relating to the offering and sale of Cincinnati Bell Common Stock thereunder, will be legally issued, fully paid and nonassessable. I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.


                                        Very truly yours,


                                        /s/ Thomas E. Taylor
                                        _____________________________
                                        Thomas E. Taylor
                                        General Counsel and Secretary
                                        Cincinnati Bell Inc.

                                                                  Exhibit 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


          We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (Registration No. 333-86971) (the "Registration Statement") of Cincinnati Bell Inc. of our report dated March 12, 1999 relating to the financial statements, which appears in Cincinnati Bell Inc.'s 1998 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated March 29, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio
November 9, 1999